                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                   FORM 8-A/A
                                (AMENDMENT NO. 1)

                FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
                     PURSUANT TO SECTION 12(b) OR (g) OF THE
                         SECURITIES EXCHANGE ACT OF 1934

                              ALLTRISTA CORPORATION
                              ---------------------
             (Exact name of registrant as specified in its charter)


             DELAWARE                                        35-182837
             --------                                        ---------
State of incorporation or organization           IRS Employer Identification No.


555 THEODORE FREMD AVENUE, RYE, NEW YORK                                10580
(Address of principal executive offices)                              (Zip Code)
--------------------------------------------------------------------------------

       Registrant's telephone number, including area code: (914) 967-9400
  ----------------------------------------------------------------------------


If this Form relates to the registration of a class of securities pursuant to
Section 12(b) of the Exchange Act and is effective pursuant to General
Instruction A.(c), check the following box. :   [x]

If this Form relates to the registration of a class of securities pursuant to
Section 12(g) of the Exchange Act and is effective pursuant to General
Instruction A.(d), check the following box.     [ ]

Securities Act registration statement file number to which this Form relates:
Not applicable

Securities registered pursuant to Section 12(b) of the Act:

   Title of each class                           Name of each exchange on which
   to be so registered                           each class is to be registered
   -------------------                           ------------------------------
COMMON STOCK, $.01 PAR VALUE                        NEW YORK STOCK EXCHANGE


Securities to be registered pursuant to Section 12(g) of the Act: Not applicable

ITEM 1. DESCRIPTION OF REGISTRANT'S SECURITIES TO BE REGISTERED.

     Reference is hereby made to the Form 8-A of Alltrista Corporation, a Delaware corporation and successor to an Indiana corporation of the same name (the "Registrant"), filed with the Securities and Exchange Commission (the "Commission") on December 3, 1997, and such Form 8-A is hereby amended to read in its entirety as follows:

GENERAL

     The Registrant is authorized to issue an aggregate of 55,000,000 shares of capital stock, consisting of 50,000,000 shares of common stock, $0.01 par value (the "Common Stock"), and 5,000,000 shares of preferred stock, $0.01 par value. As of April 18, 2002 there were 7,041,720 shares of Common Stock outstanding.

     The Restated Certificate of Incorporation of the Registrant provides that the board of directors of the Registrant is to be classified into three classes, as nearly equal in number as possible. The three classes of directors have staggered three-year terms of office such that one class of directors is elected at each annual meeting of stockholders of the Registrant.

COMMON STOCK

     The holders of Common Stock are entitled to one vote for each share on all maters voted on by the stockholders of the Registrant, including the election of directors. No holders of Common Stock have any right to cumulative voting. Subject to any preferential rights of any outstanding series of preferred stock created by the board of directors, the holders of the Common Stock will be entitled to such dividends as may be declared from time to time by the board of directors from funds available therefor, and upon liquidation will be entitled to receive pro rata all assets of the Registrant available for distribution to such holders. The Registrant currently does not and does not intend to pay cash dividends on the Common Stock in the foreseeable future, and, at this time, is restricted from doing so under the terms of its credit facility.

     In the event of a liquidation, dissolution or winding up, the holders of Common Stock are entitled to share ratably in all assets remaining after payment of liabilities and the liquidation preference and other amounts owed to the holders of the preferred stock. Holders of Common Stock have no preemptive rights or rights to convert their Common Stock into any other securities. There are no redemption or sinking fund provisions applicable to the Common Stock.

     The affirmative vote of at least three-fourths of the combined voting power of the outstanding shares of stock entitled to vote generally in the election of directors, voting together as a single class, shall be required to approve, among other things,

     o the amendment of certain provisions of the Restated Certificate of Incorporation of the Registrant; or
     o    the removal of any director from office for cause.

     The approval of any "Related Party Business Combination" requires the affirmative vote of the holders of at least three-fourths of the voting stock of the Registrant, unless such "Related

Party Business Combination" (i) is approved by a majority of the disinterested directors of the Registrant or (ii) meets certain conditions as to price, procedure, and other requirements. A "Related Party Business Combination" includes, among other things:

     o any merger or consolidation of the Registrant with a Related Party or any corporation which is, or becomes after such merger or consolidation, an affiliate or associate of any Related Party;

     o any sale, lease, exchange, mortgage, pledge, transfer, or other disposition of any assets of the Registrant, having an aggregate fair market value of $10,000,000 or more, to any Related Party or any affiliate or associate thereof;

     o any transfer to or issuance of any securities of the Registrant, or any of its subsidiaries, having an aggregate fair market value of $10,000,000 or more, to any Related Party or any affiliate or associate thereof;

     o the adoption of any plan or proposal for the liquidation or dissolution of the Registrant proposed by or on behalf of any Related Party or any affiliate or associate thereof;

     o any reclassification of securities (including any reverse stock split), or recapitalization of the Registrant, or any other transaction which has the effect of increasing the proportionate share of the outstanding shares of any class of equity or convertible securities of the Registrant or any of its subsidiaries which is owned by any Related Party or any affiliate or associate thereof;

     o any agreement or arrangement providing for any of the foregoing actions.

         A "Related Party" includes, among other things, (i) beneficial owners of more than 10 percent of the voting power of the outstanding voting stock and
(ii) affiliates or associates of the Registrant who, at any time within the two-year period immediately prior to the date in question, was the beneficial owner, directly or indirectly, of 10 percent or more of the voting power of the then outstanding voting stock.

PREFERRED STOCK

         The board of directors is authorized, without further stockholder action, to issue up to 5,000,000 shares of preferred stock, in one or more series, having a par value of $.01 per share, 250,000 of which has been designated as Series A Junior Participating Preferred Stock. The board of directors is authorized to fix for each such series the designation and relative rights (including, if any, conversion, participation, voting and dividend rights and stated redemption and liquidation values), preferences, limitations and restrictions, as are stated in the resolutions adopted by the board of directors and as are permitted by the Delaware General Corporation Law.

         One right to purchase one one-hundredth of a share of Series A Junior Participating Preferred Stock Holder is attached to each outstanding share of Common Stock of the Registrant.

The description of the Series A Junior Participating Preferred Stock purchase rights as set forth in Item 1 of the Registrant's Form 8-A, filed with the Securities and Exchange Commission on December 3, 1997, as amended from time to time (the "Registration Statement"), is incorporated herein by reference. We do not currently have any shares of preferred stock issued or outstanding.

ITEM 2. EXHIBITS.

     The following documents heretofore filed by us with the Securities and Exchange Commission are hereby incorporated by reference:

Exhibit No.    Description
-----------    -----------
2.1            Agreement and Plan of Merger of Alltrista Corporation and
               Alltrista Reincorporation Mergersub, Inc. (filed as Exhibit A to the Registrant's Schedule 14A, filed with the Commission on November 26, 2001 and incorporated herein by reference).

3.1 Restated Certificate of Incorporation (filed as Exhibit 3.1 to the Registrant's Annual Report on Form 10-K, filed with the Commission on March 27, 2002 and incorporated herein by reference).

3.2 Bylaws of Alltrista Corporation (filed as Exhibit C to the Registrant's Schedule 14A, filed with the Commission on November 26, 2001 and incorporated herein by reference).

4.1 Rights Agreement, dated as of March 22, 1993, as amended and restated as of May 7, 1999, between the Registrant and The First Chicago Trust Company of New York as Rights Agent (filed as
               Exhibit 4.1 to the Registrant's Quarterly Report on Form 10-Q, filed with the Commission on May 12, 1999 and incorporated herein by reference).

4.2 Amendment to Rights Agreement, dated as of July 19, 2001, between the Registrant and EquiServe Trust Company, N.A. as successor in interest to The First Chicago Trust Company of New York as Rights Agent (filed as Exhibit 4.1 to the Registrant's Current Report on Form 8-K, filed with the Commission on August 21, 2001 and incorporated herein by reference).

4.3 Amendment to Rights Agreement, dated as of December 14, 2001, between the Registrant and EquiServe Trust Company, N.A. as successor in interest to The First Chicago Trust Company of New York as Rights Agent (filed as Exhibit 1 to the Registrant's Form 8-A/A, filed with the Commission on January 9, 2002 and incorporated herein by reference).

4.4 Amendment to Rights Agreement, dated as of March 4, 2002, between the Registrant and National City Bank as successor in interest to EquiServe Trust Company, N.A. and The First Chicago Trust Company of New York as Rights Agent (filed as Exhibit 4.4 to the Registrant's Form 8-A/A, filed with the Commission on May 1, 2002 and incorporated herein by reference).

                                   SIGNATURES


     Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized.

Dated: May 1, 2002

                                               ALLTRISTA CORPORATION


                                             By: /s/ Ian G.H. Ashken
                                                 -----------------------
                                                 Ian G.H. Ashken
                                                 Vice Chairman, Chief Financial
                                                 Officer, and Secretary